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                                   AGREEMENT
                                   ---------

         This Agreement (the "Agreement") is made and entered into as of the 23rd day of October, 2002, by and between Resource Financial Fund Management, Inc., a Delaware corporation ("Resource") and 9 Henmar LLC, a Delaware limited liability company ("Henmar").

         WHEREAS, Henmar provided Resource the opportunity to become a 50% owner of Trapeza Funding, LLC ("Trapeza"), which is the general partner of a partnership that invests in trust preferred securities issued by financial institutions (the "Partnership"); and

         WHEREAS, Henmar arranged and negotiated Resource's joint venture with Financial Stocks, Inc., as well as Credit Suisse First Boston, in connection with Trapeza's organization; and

         WHEREAS, Henmar has provided Resource sales, executive, administrative and other support and consulting services in connection with the Partnership;

         WHEREAS, Trapeza earns certain administration fees and collateral management fees (collectively, the "Fees") for serving as the general partner of the Partnership, and Resource earns 50% of such Fees; and

         WHEREAS, this Agreement reduces to writing a matter previously agreed to by the parties.

         NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, the adequacy of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

         1. General Partner and Collateral Manager Cash Distributions. Resource agrees to distribute to Henmar 10% of the cash distributions Resource receives as general partner of Trapeza or collateral manager of Trapeza CDO I, LLC, after deducting the pro rata share of direct out of pocket costs associated with Trapeza or affiliated activities; such deductions shall be limited to $5,000 per annum. However, Henmar agrees that if Resource is required to return any of its Fees to the limited partners of the Partnership, as may be required under Trapeza's Limited Partnership Agreement, Henmar agrees to return any such funds and/or Fees to the limited partners of the Partnership on a pro-rata basis.

         2. Reimbursement of Expenses. Since the inception of Trapeza through the earlier of November 1, 2002 or the closing of the Trapeza CDO I, LLC Note issuance, Resource agrees to pay all of Henmar's reasonable and accountable expenses in connection with Trapeza. Such expenses will include allocation for reasonable and appropriate general overhead allocations and senior professional salary related to such activities. Resource reserves the right to audit and review Henmar's expenses in connection with Trapeza. In the event Resource deems any such expenses unreasonable or unsupported, Resource further reserves the right to recover the full amount of such expenses from Henmar.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            RESOURCE FINANCIAL FUND
                                            MANAGEMENT, INC.

                                            By: _______________________________
                                                     Michael Yecies
                                                     Secretary


                                            9 HENMAR LLC

                                            By: _______________________________
                                                     D. Gideon Cohen
                                                     Sole Member